Exhibit 10.10

EXECUTION COPY

TVAX BIOMEDICAL, LLC

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”), dated as of the 15th day of January, 2010, is made by and between TVAX Biomedical, LLC, a Missouri limited liability company (“Company”), and Gary W. Wood, an individual (“Executive”).

RECITALS

A. Contemporaneously with the execution and delivery of this Agreement, Company is completing the transactions contemplated in that certain Note and Warrant Purchase Agreement (the “Purchase Agreement”), dated date hereof, among Company and certain purchasers of notes and warrants thereunder;

B. Executive is actively engaged in the operation and management of Company’s business and has access to its confidential information and trade secrets;

C. The Purchase Agreement provides that Executive shall enter into this Agreement agreeing to employment and further agreeing not to engage in certain activities competitive with Company; and

D. The purchasers under the Purchaser Agreement would not have entered into the Purchase Agreement and would not consummate the transactions contemplated therein without Executive becoming an employee of Company subject to the terms and conditions of this Agreement and without the protections afforded by this Agreement to the goodwill, confidential information, trade secrets and business relationships of Company.

AGREEMENT

In consideration of the mutual premises and the covenants, conditions, representations and warranties herein contained, the parties hereto agree as follows:

1. Employment. Company hereby agrees to employ the Executive as Chairman, CEO and Chief Scientific Officer of Company, and the Executive hereby agrees to serve in such capacity and in this regard Executive acknowledges that Company intends to hire a CEO and President as soon as practicable after the date hereof. Company reserves the right to modify, delete, add, or otherwise change Executive’s job responsibilities, in its sole discretion, at any time. Executive will perform such other duties, as are assigned to Executive from time to time, provided that such duties are reasonably consistent with the positions held by Executive. So long as Executive is employed by Company, Executive agrees to devote Executive’s full business time and efforts exclusively on behalf of Company and to competently and diligently discharge Executive’s duties hereunder. Executive will not be prohibited from engaging in such personal, charitable or other non-employment activities that do not interfere with Executive’s full-time employment hereunder and that do not violate the other provisions of this Agreement or any employment policies of Company in effect from time-to-time. Executive will comply fully with all policies of Company as are from time to time in effect and applicable to similarly situated employees of Company.

2. Salary. During the Employment Period, Company will pay Executive an annual salary of $117,000 (“Base Salary”), payable in accordance with Company’s ordinary payroll practices. Upon the later of: (a) satisfactory completion of a six to ten person safety pilot study; or (b) the consummation of private placement investments subsequent to the date hereof (including loans of a term longer than 3 years subordinated to the loans evidenced by the notes issued under the Purchase Agreement) in exchange for securities of Company and grants received by Company with gross aggregate cash proceeds to Company of at least $1,500,000 (excluding purchases of securities under the Purchase Agreement and the exercise or conversion price for any options, warrants or other convertible securities outstanding on the date hereof, including the warrants issued under the Purchase Agreement), as determined by Company’s board of managers in its reasonable discretion and the holders of 70% of the outstanding principal amount of the notes issued under the Purchase Agreement, the Base Salary shall increase to $175,000. If Executive voluntarily waives, reduces or foregoes any Base Salary or other compensation and benefits to reduce Company’s expenses (whether to meet a cash shortfall or otherwise) such amounts shall be deemed irrevocably waived, Company shall not accrue any obligation or liability for the same nor shall Executive have any right to receive or recoup the same in the future, it being agreed that any such amounts are permanently and irrevocably forfeited.

3. Benefits. During the Employment Period, the Company will provide Executive the same benefits as are provided to similarly situated employees of Company.

4. Expenses. Company shall reimburse Executive for such ordinary, necessary and reasonable business expenses as are advanced by Executive in the performance of Executive’s duties hereunder; but such expenses shall be substantiated by Executive in writing to the reasonable satisfaction of the Company. Such reimbursements shall be made no later than the last day of the calendar month following the calendar month in which the reimbursable expense is incurred and the amount of expenses eligible for reimbursement during a calendar month may not affect the expenses eligible for reimbursement in any other calendar month.

5. Termination.

a. “Cause” means: (i) behavior by Executive which in the determination of the governing board of Company, in its sole discretion, constitutes sexual harassment, discrimination or similar behavior; (ii) Executive’s commission of a felony or a crime involving moral turpitude or the commission of any other act or omission involving dishonesty or fraud with respect to Company or any of its affiliates or any of their respective customers or suppliers; (iii) conduct by Executive which in the determination of the governing board of Company, in its sole discretion, tends to bring Company, or any of its affiliates into public disgrace or disrepute; (iv) Executive’s willful failure or Executive’s continued failure (which failure need not be willful) to perform Executive’s duties hereunder or as otherwise directed by Company or its governing board; (iv) Executive’s gross negligence or willful misconduct with respect to Company or any of its affiliates; (v) any breach of Sections 6 or 7 of this Agreement or any other material term of this Agreement; or (vi) Executive’s repeated absence from work or purported resignation; provided, that for a determination to terminate the employment of Executive for Cause pursuant to subsection (iv), Company shall provide a written notice of such violation to Executive and if Executive fails to remedy such behavior within 10 days of the date of such notice as determined by the governing board of Company in its sole discretion then such determination of Company to terminate for Cause shall be effective; provided, further, that Executive shall have no right nor shall Company have any obligation to provide such notice or opportunity to cure for any subsequent violation.

b. “Disability” means a determination by the governing board of Company, in its sole discretion, based on competent medical authority, that Executive is unable to perform Executive’s duties under this Agreement, which inability continues for a period of 45 successive days or 60 days in any period of 90 consecutive days. Executive shall submit to all medical exams required by Company.

c. “lack of performance by Executive” shall mean the governing board of Company determined in its sole discretion that Executive has not met the performance standards established for Executive; provided, that for a determination to terminate the employment of Executive for lack of performance by Executive, Company shall provide a written notice of such determination to Executive and if Executive fails to remedy such performance shortfall within a reasonable period of time after the date of such notice (but in no event longer than 30 days) as determined by the governing board of Company in its sole discretion then such determination of Company to terminate for lack of performance by Executive shall be effective; provided, further, that Executive shall have no right nor shall Company have any obligation to provide such notice or opportunity to cure for any subsequent determination.

d. Company agrees to employ Executive for a period of three years commencing on the date hereof and ending on third anniversary of the date hereof (“Initial Term”) and for successive one year periods after the expiration of the Initial Term, unless either Company or Executive provides written notice of nonrenewal at least 30 days prior to the expiration of the Initial Term or any renewal period (the Initial Term and any renewal period of employment thereafter is referred to as the “Employment Period”); provided, that the Employment Period shall terminate prior to expiration: (i) automatically upon Executive’s death or Disability; (ii) at the election of Company for any reason or no reason (whether for Cause or without Cause) by giving Executive written notice of the termination date; or (iii) at the election of Company for lack of performance by Executive by giving Executive written notice at least 90 days in advance of the termination date (the date of any termination hereunder, the “Termination Date”).

e. If the Employment Period is terminated by Company without Cause (excluding a termination of the Employment Period by Company for lack of performance by Executive in accordance with subsection (d)(iii) or the expiration of the Employment Period), Executive shall only be entitled to receive for six months after the Termination Date (“Severance Period”) Executive’s Base Salary as in effect immediately prior to the Termination Date paid on the same basis as previously paid in addition to Executive’s earned but unpaid Base Salary, benefits, bonuses and other payments or benefits through the Termination Date.

f. Except: (i) as expressly provided in subsection (e); or (ii) as required by applicable law, Executive shall not be entitled to any severance payments or other amounts and all of Executive’s rights to Base Salary, benefits, bonuses and other payments or benefits under this Agreement or otherwise which accrue or become payable after the termination or expiration of the Employment Period shall cease upon the Termination Date or expiration of the Employment Period (as applicable). All of Executive’s benefits shall cease to be effective immediately as of the Termination Date or expiration of the Employment Period, as applicable, (except as required by applicable law). Company’s obligation to pay or provide any Base Salary, benefits and bonuses and to make any other payments or provide any other benefits under this Agreement or otherwise shall terminate automatically as of the Termination Date or expiration of the Employment Period (as applicable), except as expressly provided under subsection (e) and except for the payment of earned but unpaid Base Salary, benefits, bonuses and other payments or benefits through the Termination Date or expiration of the Employment Period (as applicable). Additionally, if Executive fails to fulfill the full term of Executive’s employment (other than as a result of Executive’s death or Disability) Executive shall be liable to Company and its owners for such failure and any loss, expense and damage (including diminution in value of the Company and its business and consequential damages) to Company and its business arising from such failure and shall indemnify Company and its owners from the same.

g. Notwithstanding anything to the contrary contained herein and in addition to and not in limitation of all other rights and remedies available to Company, if Executive breaches any of the provisions of Sections 6 or 7 of this Agreement, Company shall no longer be obligated to pay or provide any Base Salary, benefits, bonuses and to make any other payments or provide any other benefits under this Agreement or otherwise, including any payments during the Severance Period (if applicable).

6. Inventions, Etc.

a. “Intellectual Property Rights” means all registered and unregistered intellectual property rights owned or used by Company or any of its affiliates, including all of the following items along with all income, royalties, damages, equitable relief and payments due or payable at any time (including damages, equitable relief and payments for past, present or future infringements or misappropriations thereof, the right to sue and recover for past infringements or misappropriations thereof and any and all corresponding rights that, now or hereafter, may be secured throughout the world): (i) patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice) and any reissue, continuation, continuation-in-part, division, revision, extension or reexamination thereof; (ii) trademarks, service marks, industrial designs, trade dress, internet domain names and web sites, logos, topographies, trade names and company names, together with all goodwill associated therewith; registered and unregistered copyrights, copyrightable works and mask works; (iii) all registrations, applications and renewals for any of the foregoing; (iv) trade secrets and confidential information (including ideas, formulae, compositions, know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, financial, business and marketing plans, and customer and supplier lists and related information); (v) computer software and software systems (including data, databases and related documentation); (vi) other proprietary rights; (vii) licenses or other agreements to or from third parties regarding the foregoing; and (viii) all copies and tangible embodiments of the foregoing (in whatever form or medium).

b. Other than U.S. Patent No. 6,403,369 entitled “CELL CULTURE VESSEL” issued on June 11, 2002 and U.S. Patent Application Serial No. 11/677,933 entitled “MULTI-COMPARTMENT CELL CULTURE VESSEL” filed on February 22, 2007 which Executive owns and shall continue to own, Executive agrees that all inventions and Intellectual Property Rights conceived of or developed by Executive prior to the date hereof in connection with any services rendered by Executive to Company or on or after the date hereof during the term of the Executive’s employment with Company or any of its affiliates, whether alone or jointly with others and whether during working hours or otherwise, which relate to the business or interests of Company or any of its affiliates shall be Company’s exclusive property. Any copyrightable work prepared in whole or in part by Executive will be deemed “a work made for hire” under Section 201(b) of the 1976 Copyright Act, and the Company shall own all of the rights comprised in the copyright therein. Executive shall: (i) promptly disclose in writing to Company each invention and Intellectual Property Right conceived or developed by Executive and subject to this Agreement; (ii) assign all rights to such inventions and Intellectual Property Rights to the Company; and (iii) assist Company in every way to obtain and protect any patents, trademarks or copyrights on such inventions and Intellectual Property Rights (including providing reasonable assistance in securing patent protection and copyright registrations and executing all documents as reasonably requested by Company, whether such requests occur prior to or after termination of Executive’s employment with Company). Executive hereby irrevocably assigns to Company any rights Executive may have or may acquire in such inventions and Intellectual Property Rights. Executive hereby irrevocably waives all “moral rights”, all rights under the Visual Artists Rights Act, all rights of privacy and publicity, and the like, in all materials provided to Company or any of its affiliates with respect to inventions and Intellectual Property Rights.

c. As requested by Company from time to time and upon the termination of Executive’s employment with Company for any reason, Executive shall promptly deliver to Company all copies and embodiments, in whatever form, of all Confidential Information (defined below) and Intellectual Property Rights in Executive’s possession or within Executive’s control (including written records, notes, photographs, manuals, notebooks, documentation, program listings, flow charts, magnetic media, disks, diskettes, tapes and all other materials containing any Confidential Information or Intellectual Property Rights) irrespective of the location or form of such material and, if requested by Company, shall provide Company with written confirmation that all such materials have been delivered to Company.

d. Executive hereby warrants and covenants that: (i) Executive’s employment by Company and execution, delivery and performance of this Agreement do not and shall not result in a breach of the terms, conditions or provisions of any agreement, instrument, order, judgment or decree to which Executive is subject, (ii) except for the confidentiality provisions contained in each of that certain Technology Transfer Agreement, dated June 30, 1999 with University of Kansas Medical Center to which Executive was an original signatory and that certain Technology Transfer Agreement, dated February 16, 2006 with Wayne State University to which Executive was an original signatory, Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity and (iii) upon the execution and delivery of this Agreement by Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms.

7. Restrictive Covenants. In consideration of Executive’s continuing employment with Company and the amounts payable to Executive hereunder, Executive agrees that:

a. During the period of Executive’s employment and for three years thereafter (“Non-Compete Period”), the Executive shall not, and shall not allow any of Employee’s affiliates to, engage (whether as an owner, operator, manager, employee, officer, director, consultant, advisor, representative or otherwise), directly or indirectly, in any endeavor, activity or business anywhere in the world in any case that competes with or proposes to compete with or is or proposed to be substantially similar in concept, design, format or otherwise to the business of Company as conducted by Company or any of its affiliates during the Non-Compete Period; provided, that this paragraph shall not be construed to prohibit the ownership of less than 5% of the outstanding stock of any publicly-traded corporation.

b. During the Non-Compete Period, Executive shall not, and shall not allow any of Executive’s affiliates to, directly or indirectly: (i) induce or attempt to induce any employee of Company to leave the employ of Company, or in any way interfere with the relationship between Company and any employee thereof; (ii) hire directly or through another entity any person who was an employee of Company at any time during the Non-Compete Period; (iii) induce or attempt to induce any customer, supplier, licensee or other business relation of Company to cease doing business with the Company, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and Company (including making any negative statements or communications concerning Company).

c. Executive shall not at any time, directly or indirectly, publicly disparage or make negative, derogatory or defamatory public statements about Company, its affiliates, their respective business activities, or any of their respective directors, officers, members, managers, partners, owners, employees, affiliates, agents or representatives, to any party.

d. At all times, Executive shall treat and hold as confidential any information concerning Company and its affiliates and their respective businesses that is not already generally available to the public other than as a result of disclosure, directly or indirectly, by Executive, including financial information, customer lists and other customer information, supplier lists, pricing and cost information, know-how, trade secrets, computer programs and documentation, technical design, formulas, protocols, clinical trials, Intellectual Property Rights, manufacturing and application information, training information, personnel information, product developments, market information and advertising and business and marketing plans and proprietary design information, in all cases concerning Company, each of its affiliates and their respective businesses (the “Confidential Information”), refrain from using any of the Confidential Information except in connection with the performance of Executive’s duties for the sole benefit of Company, and deliver promptly to Company, at the request and option of Company, all tangible embodiments (and all copies) of the Confidential Information which are in Executive’s possession or under Executive’s control. If Executive is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, Executive shall notify Company promptly of the request or requirement so that Company may seek an appropriate protective order or waive compliance with the provisions of this paragraph. If, in the absence of a protective order or the receipt of a waiver hereunder, Executive is, on the advice of counsel, compelled to disclose any Confidential Information to any court, tribunal or other governmental authority or else stand liable for contempt, such party may disclose the Confidential Information thereto; provided, that Executive shall use best efforts to obtain, at the request of Company, an order or other assurance that confidential treatment shall be accorded to such portion of the Confidential Information required to be disclosed as Company shall designate.

e. If Executive breaches any of the foregoing provisions of Sections 6 or 7, monetary damages shall not constitute a sufficient remedy so Company may, in addition to other rights and remedies existing in its favor, apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief to enforce or prevent any violations of the foregoing provisions Sections 6 and 7, in each case without the requirement of posting a bond or proving actual damages.

f. If the final judgment of a court of competent jurisdiction or arbitrator declares that any term or provision of Sections 6 or 7 is invalid or unenforceable, the parties hereto agree that the court or arbitrator making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and Sections 6 and 7 shall be enforceable as so modified after the expiration of the time within which the judgment or determination may be appealed.

g. The foregoing provisions of Sections 6 and 7 are reasonable in all respects (including with respect to subject matter, time period and geographical area) and are necessary to protect Company’s interest in, and value of, its business (including the goodwill inherent therein). Executive has significant responsibility for the creation of such value. The purchasers under the Purchase Agreement and Company would not have consummated the transactions contemplated hereby without the foregoing provisions.

8. Expenses. Except as otherwise expressly provided in this Agreement, each party will pay its own expenses incurred in connection with this Agreement.

9. Withholding. From any payments due hereunder to Executive from Company, there will be withheld amounts reasonably believed by Company to be sufficient to satisfy liabilities for federal, state, and local income and earnings taxes and other charges and customary withholdings. Executive remains primarily liable to such authorities for such taxes and charges to the extent not actually paid by Company.

10. Notices. All notices, consents, waivers and other communications under this Agreement must be in writing and will be deemed to have been duly given: (a) on the 2nd business day after the date of mailing, if delivered by registered or certified mail, postage prepaid; (b) upon delivery, if sent by hand delivery; (c) upon delivery, if sent by prepaid courier, with a record of receipt; or (d) the next day after the date of dispatch, if sent by cable, telegram, facsimile, telecopy or any other form of electronic transmission, including electronic mail, (with a copy simultaneously sent by registered or certified mail, postage prepaid, return receipt requested), in each case to the appropriate addresses, telecopier numbers and e-mail addresses set forth below (or to such other addresses, telecopier numbers or e-mail address as a party may designate by notice to the other parties):

If to Executive:

Gary W. Wood

500 W. 112th Street

Kansas City, Missouri 64114

If to Company:

TVAX Biomedical, LLC

8060 Reeder Street

Lenexa, Kansas 66214

Attention: President

Facsimile No.: (913) 492-2243

with copies to:

TVAX Investors, LLC

c/o Bryan Cave LLP

3500 One Kansas City Place

1200 Main Street

Kansas City, Missouri 64105

Attention: Robert M. Barnes

Facsimile No.: (816) 855-3368

E-Mail: rmbarnes@bryancave.com

11. Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law no: (a) claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

12. Entire Agreement and Modification. This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

13. Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by Executive.

14. No Attachment. Except as required by applicable law, no right to receive any amounts under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge or hypothecation, or to execution, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect (except to the extent of any assignment of any rights of Executive to any payments hereunder by will or by the laws of descent and distribution upon the death of Executive or otherwise by operation of law to Executive’s heirs and representatives).

15. Source of Payments. All payments provided under this Agreement shall be paid in cash from the general funds of Company, and no special or separate fund shall be established and no other segregation of assets shall be made to assure payment. No affiliate of Company shall be liable for any amounts due hereunder.

16. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid or unenforceable under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity or unenforceability, without invalidating the remainder of this Agreement, and shall be reformed and enforced to the maximum extent permitted under applicable law.

17. Section Headings, Construction. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. The word “including” does not limit the preceding words or terms. The singular includes the plural and vice versa. The use of the words “or,” “either,” and “any” shall not be exclusive. The words such as “herein,” “hereinafter,” “hereof,” “hereto” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

18. Governing Law. This Agreement will be governed by the laws of the State of Missouri without regard to conflicts of law principles.

19. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

20. Representation by Counsel; Interpretation. The parties hereto each acknowledge that each party to this Agreement has been represented by counsel in connection with this Agreement. Accordingly, any rule of law, or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived.

21. CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL. THE PARTIES AGREE THAT JURISDICTION AND VENUE IN ANY ACTION BROUGHT BY ANY PARTY PURSUANT TO THIS AGREEMENT SHALL EXCLUSIVELY LIE IN ANY FEDERAL OR STATE COURT LOCATED IN JACKSON COUNTY, MISSOURI. BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY IRREVOCABLY SUBMITS TO THE JURISDICTION OF SUCH COURTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY WITH RESPECT TO SUCH ACTION. THE PARTIES IRREVOCABLY AGREE THAT VENUE WOULD BE PROPER IN SUCH COURT, AND HEREBY WAIVE ANY OBJECTION THAT SUCH COURT IS AN IMPROPER OR INCONVENIENT FORUM FOR THE RESOLUTION OF SUCH ACTION. THE PARTIES FURTHER AGREE THAT THE MAILING BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, OF ANY PROCESS REQUIRED BY ANY SUCH COURT SHALL CONSTITUTE VALID AND LAWFUL SERVICE OF PROCESS AGAINST THEM, WITHOUT NECESSITY FOR SERVICE BY ANY OTHER MEANS PROVIDED BY STATUTE OR RULE OF COURT. THE PARTIES HEREBY WAIVE AND SHALL NOT SEEK JURY TRIAL IN ANY LAWSUIT, PROCEEDING, CLAIM, COUNTERCLAIM, DEFENSE OR OTHER LITIGATION OR DISPUTE UNDER OR IN RESPECT OF THIS AGREEMENT.

22. Notification of New Employer. If Executive is no longer an employee of Company, Executive consents to notification by Company to Executive’s new employer or its agents regarding Executive’s rights and obligations under this Agreement.

23. American Jobs Creation Act of 2004. It is intended that this Agreement comply in all applicable respects with Sections 409A(a)(2) through (4) of the Internal Revenue Code of 1986, as it may be amended from time to time, and any rulings, regulations, or other guidelines promulgated under either or both statutes (such statutes, rulings, regulations and other guidelines to be referred to collectively herein as “Section 409A”). This Agreement, and any amendments thereto, shall therefore be interpreted and implemented at all times so as to: (i) ensure compliance with Section 409A; and (ii) avoid a penalty or early taxation of any payment or benefit under this Agreement.

24. Survival. The provisions of this Agreement, specifically including Sections 6 and 7, which by their terms call for performance subsequent to the termination of Executive’s employment, or the termination or expiration of this Agreement, shall so survive the same.

25. Company Subsidiaries. For purposes of Sections 6 and 7, the term “Company” shall include any subsidiary of Company.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

COMPANY:

TVAX BIOMEDICAL, LLC

By:	/s/ Gary W. Wood
Name:	Gary W. Wood
Title:	CEO

EXECUTIVE:

/s/ Gary W. Wood
Gary W. Wood

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